Exhibit 5.1

Foster Swift Collins and Smith PC

313 S. Washington Square

Lansing, MI 48933

March 1, 2016

XG Sciences, Inc.

3101 Grand Oak Drive

Lansing, Michigan 48911

Ladies and Gentlemen:

We have acted as special counsel to XG Sciences, Inc., a Michigan corporation (the “Company”), with respect to this opinion letter in connection with the registration statement on Form S-1 (File Number 333-209131) that the Company filed with the Securities and Exchange Commission on January 27, 2016, and amended on the date of this letter (as amended, the “Registration Statement”), including the prospectus that is part of the Registration Statement.

The Registration Statement registers the offer and sale under the Securities Act of 1933, as amended (the “Securities Act”), of up to 3,000,000 shares of the Company’s common stock (the “Stock”) for sale by the Company to the general public.

In connection with this letter, we have examined and relied upon the following documents:

(1)	the Registration Statement;

(2)	the Company’s articles of incorporation as amended in the form certified by the Michigan Department of Licensing and Regulatory Affairs on February 26, 2016 (the “Articles”);

(3)	the Company’s restated bylaws as amended in the form certified to us as of the date of this letter by the Company as being complete and in effect (the “Bylaws”);

(4)	minutes of meetings and actions by written consent of the Company’s board of directors and shareholders at which or pursuant to which the Articles and the Bylaws were approved;

(5)	minutes of meetings and actions by written consent of the Company’s board of directors and shareholders pursuant to which the sale and issuance of the Stock and related matters were adopted and approved;

(6)	certain agreements and other documents pursuant to which the securities other than the Stock were issued or are issuable;

(7)	the Company’s shareholder agreement dated as of March 18, 2013, as amended (“Shareholder Agreement”);

(8)	the stock records certified to us by the Company as of the date of this letter;

(9)	a certificate of good standing issued by the Michigan Department of Licensing and Regulatory Affairs dated February 26, 2016, which certifies that the Company was duly incorporated and in good standing under the laws of the State of Michigan as of that date; and

(10)	an opinion certificate addressed to us and dated as of the date of this letter executed by the Company and certifying certain matters (the “Opinion Certificate”).

For purposes of this letter, we have assumed and express no opinion regarding: (1) the authenticity and completeness of documents submitted to us as originals, (2) the conformity to originals and completeness of documents submitted to us as copies, (3) the legal capacity of persons executing documents, (4) the absence of any undisclosed termination, modification, breach, waiver, or amendment of any document, and (5) the due authorization, execution, and delivery of any document reviewed by us where due authorization, execution, and delivery are prerequisites to its effectiveness. As to certain matters, we have relied upon the Opinion Certificate and have not sought to independently verify such matters.

We have further assumed that, and express no opinion regarding that, at or prior to the time of an offer or sale of a share of Stock: (1) the Registration Statement will have been declared effective under the Securities Act, (2) the Registration Statement will apply to the offer and sale, (3) the Registration Statement will not have been modified or rescinded, (4) there will not have occurred any change in law or fact affecting the validity of the offer or sale, and (5) any applicable requirements of the Shareholder Agreement with respect to the offer and sale, including any issuance of Stock by the Company, will have been satisfied.

Based on the assumptions and subject to the qualifications in this letter, it is our opinion that up to 3,000,000 shares of the Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, will be legally issued, fully paid, and non-assessable.

We render our opinion only as of the date of this letter with respect to the Michigan Business Corporation Act and to the extent required by Item 601(b)(5) of Regulation S-K under the Securities Act. We express no opinion regarding the application or effect of any other laws, the contents of the Registration Statement, or any other matter. We assume no obligation to update our opinion.

We consent to the use of this letter as an exhibit to the Registration Statement and to references to us in the Registration Statement.

Very truly yours,

/s/ Foster Swift Collins & Smith PC